EXHIBIT 99.1

Mortgage Warehouse Lender, Christensen, Joins SharePlus Federal Bank

PLANO, Texas, April 22, 2011 (GLOBE NEWSWIRE) -- Jeff Weaver, President and CEO of SP Bancorp, Inc. (Nasdaq:SPBC) (the "Company"), the holding company for SharePlus Federal Bank (the "Bank"), and SharePlus Federal Bank announced the addition of L. Wayne "Chris" Christensen as Senior Vice President of Mortgage Warehouse Lending at the Bank.

Chris brings over 40 years of executive bank management, mortgage warehouse, and mortgage lending experience in North Texas to SharePlus. He received his undergraduate degree in business management from the University of Utah and his MBA degree from Southern Methodist University.

"Warehouse lending is a welcome addition to our company and Chris Christensen is an exceptional banker with broad experience and market knowledge. The diversification  provided by mortgage warehouse lending will strengthen our portfolio and will be a significant complement to our retail mortgage business as well," said Weaver.

SharePlus Federal Bank, a federal savings bank headquartered in Plano, Texas with assets exceeding $230 million, has seven banking locations: four in DFW, as well as two in Louisville, Kentucky and one in Irvine, California. SharePlus Federal Bank is a full-service community bank serving families and businesses throughout their market areas.

SP Bancorp, Inc. is the holding company for SharePlus Federal Bank. Shares of the common stock of SP Bancorp, Inc. trade on the Nasdaq Capital Market under the ticker symbol "SPBC." The Company maintains a website at www.shareplus.com that includes information on the Company and the Bank, including the Bank's products and services, branch locations and hours, current Company financial information, and links to Company filings with the Securities and Exchange Commission.

The SP Bancorp, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7951

CONTACT: Jeff Weaver
         President/CEO
         SP Bancorp,Inc.
         972-931-5311
         JeffWeaver@shareplus.com